EXHIBIT 99.1

SinglePoint Inc. Highlights Improvement in Boston Solar's Q3 FY24 Financial Results, Gross Profit Improves by 15.3%, from 29.8% to 45.1%

-       Boston Solar Leadership Change Drives Key Financial Improvements Including Positive Net Operating Income (EBIT) of $418,196

Boston, MA – Boston Solar (www.bostonsolar.us), a subsidiary of SinglePoint Inc. (OTC:SING), a leader in renewable energy implementation, is highlighting improved Q3 FY24 financial results as compared to the same period (Q3) of the previous year. These non-GAAP, unaudited financial results demonstrate the impact of the restructuring and operational efficiency improvements implemented in Q1 FY24. In January 2024 Michael Morlino, President – Boston Solar conducted a comprehensive operational review which identified operational inefficiencies, cost savings and labor reductions. SinglePoint Inc. Announces Strategic Achievements in Effort to Achieve Operational Profitability - SinglePoint, Inc (February 23, 2024)

According to the Solar Energy Industry Association (SEIA) Solar Market Insight Report published on December 4, 2024, the overall US residential segment is forecasted to grow by 21% in FY25 and 18% in FY26 versus the expected contraction 26% in FY24. Boston Solar reported Q3 F24 Total Income of $5.54 million versus $6.85 million in FY23, down approximately 19.2%. Boston Solar delivered improvements in each of the following key financial metrics including Gross Profit, EBITDA (non-GAAP), Net Operating Income (EBIT), and Net Income.

3rd Quarter Comparison (July 1 to September 30)
US$	2024	%	2023	%
Total Income	$5,539,939	100.0%	$6,853,405	100.0%

Gross Profit	2,500,773	45.1%	2,045,602	29.8%

EBITDA (non-GAAP)	529,431	9.6%	(19.445)	-0.3%

Net Operating Income (EBIT)	418,196	7.5%	(366,595)	-5.3%

Net Income	$(103,363)	-1.9%	$(375,440)	-5.5%

Year-On-Year Change
Net Income Change	$272,078	72.5%	$(318,076)	-26.5%

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Operational and Financial Highlights for Q3 FY24:

1.	Total Income: $5.54 million, reflecting a slight year-over-year decrease from $6.85 million in FY23, aligned with broader FY24 US solar industry trends.

2.	Gross Profit: $2.50 million (45.1%) versus $2.04 million (29.8%) in FY23, representing a 15.3 percentage point increase primarily driven by cost savings and operational efficiency improvements.

3.	Net Operating Income (EBIT): $418,196 (7.5% of Total Income) versus a loss of -$366,595 (-5.3%) in FY23, highlighting a 12.8% improvement.

4.	Net Income: -$103,362 (-1.9% of Total Income), a 72.5% year-over-year improvement from -$375,440 (-5.5%) in FY23.

Gross Profit for FY24 increased to $2.50 million, representing 45.1% of Total Income, compared to $2.04 million (29.8%) in FY23. This 15.3%increase reflects the company’s focus on cost reduction and optimization to enhance profitability at the to improve cash flow. Installed projects have increased from 4-6 per week to 8+ projects per week.

Notably, the company achieved a significant turnaround in Net Operating Income (EBIT), reporting $418,196 (7.5% of Total Income) compared to a negative EBIT of -$366,595 (-5.3%) in the same comparable period in FY23. The 12.8% improvement is a direct result of Boston Solar’s relentless commitment to bottom line improvements. Boston Solar eliminated $3.5 million in overhead expenses as a result of the strategic improvements identified in Q1 FY24.

Net Income remained negative at -$103,362 (-1.9% of Total Income) in FY24, it was a substantial year-over-year improvement from the -$375,440 (-5.5%) recorded in FY23. This progress represents a 72.5% improvement in Net Income Year-over-Year (YoY).

“We are encouraged by the progress made throughout the year which started to materialize in this quarters results, especially the improvement in Gross Margin to 45.1% and the positive Net Operating Income of $418,196” stated Wil Ralston, CEO of SinglePoint. “Boston Solar’s performance during one of the most challenging downturns in residential solar history is nothing short of remarkable. These results validate the transformative steps we’ve taken to revitalize operations, enhance efficiency, and build a stronger foundation for sustainable growth.”

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Strategic Improvements and Outlook:

•	Profitability Focus: Boston Solar’s turnaround initiatives, including restructuring efforts and disciplined expense management are driving profitability and improving cash flow
•	Operational Efficiency: Analyzing and optimizing workflow processes have increased weekly installation throughput
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Future Growth: Leadership has successfully navigated the challenges facing the solar industry in FY23 and delivering key financial metric improvements which will enable us to grow revenue and continue to improve profitability as the US solar industry is expected to return to growth in FY25 of 21%.

Ralston added: “I am proud to say that the daily execution by the team at Boston Solar is now delivering improvements in almost every financial measurement and I look forward to sharing more positive results as they continue to execute.  The Q3 FY24 results demonstrate Boston Solar’s resilience and commitment to delivering long-term value for stakeholders. As the renewable energy sector adapts to evolving market conditions, Boston Solar and SinglePoint remain focused on driving operational profitability, enhancing efficiency, and leveraging innovation to capitalize on growth opportunities”

About Boston Solar

Boston Solar is a subsidiary of SinglePoint Inc. (OTC: SING). Since its founding in 2011, Boston Solar has installed more than 6,000 residential and commercial solar arrays, powering thousands of homes and businesses in New England, primarily in Massachusetts. The mission of Boston Solar is to provide superior clean energy products, exceptional customer service, and the highest-quality artistry in residential and commercial installations.

Boston Solar has accumulated several distinctions of recognition;

-	Honored with Guildmaster Award from GuildQuality, the award acknowledged how Boston Solar demonstrated exceptional customer service within the residential construction industry.
-	Named a Top Solar Contractor by Solar Power World magazine for five consecutive years.
-	Recognized by the Boston Business Journal’s “Largest Clean Energy Companies in Massachusetts” list.

Boston Solar is a Solar Energy Business Association of New England (SEBANE) member. The company is headquartered at 12 Gill St. Suite – 5650 Woburn, MA 01801. Learn more at: www.bostonsolar.us

About SinglePoint Inc.

SinglePoint Inc. (www.singlepoint.com) is a renewable energy and sustainable lifestyle company focused on providing environmentally friendly energy efficiencies and healthy living solutions. SinglePoint is initially focused on building the largest network of renewable energy solutions and modernizing the traditional solar and energy storage model. The Company is also actively exploring future growth opportunities in air purification, electric vehicle charging, solar as a subscription service, and additional energy efficiencies that enhance sustainability and a healthier life. For more information, visit the Company’s website (www.singlepoint.com).

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Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential plans and objectives of the Company, the use of proceeds, anticipated growth and future expansion, are forward-looking statements that involve risks and uncertainties.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Technical complications, which may arise, could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Media Contact:

Michael Morlino, President

info@bostonsolar.us

Investor Relations Contact:

SinglePoint Inc

investor@singlepoint.com

888-682-7464

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